Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING CUMULATIVE
PREFERRED STOCK
OF
INSULET CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Insulet Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST:                        Pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously designated 40,000 shares of preferred stock as Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as set forth in the Certificate of Designations of Series A Junior Preferred Cumulative Preferred Stock of Insulet Corporation (the “Series A Certificate of Designations”), with respect to such Series A Preferred Stock, which Series A Certificate of Designations was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof.

SECOND:                                        The Series A Certificate of Designations was filed with the Office of the Secretary of State of the State of Delaware in connection with a Shareholder Rights Agreement, dated as of November 14, 2008, as amended as of each of September 25, 2009, August 30, 2016 and May 7, 2018, between the Corporation and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”).

THIRD:                          None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued prior to 5:00 p.m. Eastern Daylight Time on May 7, 2018 (the “Final Expiration Date”), at which time the Rights Agreement will terminate pursuant to its terms.

FOURTH:                                        Pursuant to the authority conferred on the Board by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board, on May 7, 2018, duly adopted the following resolutions authorizing the elimination of said Series A Preferred Stock:

RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued on or prior to the Final Expiration Date;

RESOLVED FURTHER, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the DGCL of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Certificate of Designations; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

FIFTH:                  That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 7th day of May, 2018.

INSULET CORPORATION

May 7, 2018	By:	/s/ David Colleran
	Name:	David Colleran
	Title:	Senior Vice President, Secretary and General Counsel